                                                                    EXHIBIT 4.17

                    SUBORDINATED UNSECURED CONVERTIBLE NOTE
                        AND WARRANT PURCHASE AGREEMENT

     Agreement made this 13th day of January 1999, by and between WAM!NET, Inc., a Minnesota corporation, having its principal place of business at 6100 West 110/th/ Street, Minneapolis, Minnesota 55438 ("WAM!NET") and MCI WORLDCOM, INC., a Georgia corporation, having its principal place of business at 515 East Amite Street, Jackson, Mississippi 39201 ("MCI WCOM").

                                  WITNESSETH:

     Whereas, WAM!NET's objective is to become the leading provider of enhanced, managed digital data delivery and archiving services to industries comprised of interdependent participants requiring industry specific, high speed digital connectivity;

     Whereas, in order to pursue this objective, WAM!NET intends to designate a senior level operations manager to serve as a Chief Operating Officer and perform the functions and duties typically performed by a Chief Operating Officer;

     Whereas, WAM!NET currently requires financing to continue its development and deployment activities, to maintain existing and recruit additional key employees, and to engage a Chief Operating Officer pending the receipt of additional permanent financing; and

     Whereas, MCI WCOM is agreeable to lending WAM!NET the sum of up to Twenty Five Million Dollars ($25,000,000.00) in consideration of WAM!NET's issuance to MCI WCOM of WAM!NET's Subordinated Unsecured Convertible Note upon the terms and conditions, and for the additional consideration, provided herein;

     Whereas, MCI WCOM and WAM!NET each desire to provide for the issuance of the Warrants (as hereinafter defined) and the conversion of the Subordinated Unsecured Convertible Note of WAM!NET held by MCI WCOM as set forth in this Agreement.

     NOW THEREFORE, in consideration of the foregoing premises, and of the consideration provided herein, the parties agree as follows:

I.   LOAN AGREEMENT

     1.1.   The Loan. Subject to the terms and conditions set forth in this
            --------
Agreement, MCI WCOM will loan to WAM!NET an amount not exceeding Twenty-Five Million Dollars ($25,000,000) (the "Loan"). The Loan will be made in an initial disbursement ("Initial Disbursement") of Ten Million Dollars ($10,000,000.00) at Closing (as defined herein) and, upon request of WAM!NET, in subsequent disbursements ("Future Disbursements") not exceeding Fifteen Million Dollars ($15,000,000.00). WAM!NET hereby agrees that it will promptly designate a senior level operations manager to serve as a Chief Operating Officer and perform the functions and duties typically performed by a Chief Operating Officer, whose selection, qualifications and authority are satisfactory to MCI WCOM.

     Future Disbursements of the Loan shall be made in one or more disbursements on or after January 31, 1999, conditioned upon the Initial Disbursement being funded and of WAM!NET's obtaining a commitment for an equity investment resulting in gross proceeds of cash and non-cash consideration having an aggregate value of a minimum of $75,000,000.00, from an investor or investors and on such terms as are acceptable to MCI WCOM in its sole discretion.

     All requests for Future Disbursements must be signed by an officer of WAM!NET authorized by its board, requesting the Future Disbursement. The amount of each such Future Disbursement shall be delivered by MCI WCOM to WAM!NET in immediately available funds by wire transfer to an account designated by WAM!NET in the Funding Notice. Each Funding Notice shall be in form of the Funding Notice attached to this Agreement as Exhibit 1.

     1.2.   13.25% Subordinated Note. The Loan shall be evidenced by a 13.25%
            ------------------------
Subordinated Convertible Unsecured Note ("Subordinated Note") in the form attached to this Agreement as Exhibit 2. The Loan shall be governed by the terms of the Subordinated Note, and shall bear interest and be repayable in accordance therewith in the principal amount of the sum of the Initial Disbursement and all Future Disbursements (if any) made by MCI WCOM to WAM!NET. The Loan shall constitute "Deeply Subordinated Indebtedness" for purposes of the Indenture (the "Indenture") relating to WAM!NET's 13.25% Senior Discount Notes due 2005.

II.  WARRANTS

     2.1.   Consideration. In consideration of the Loan, WAM!NET agrees to issue
            -------------
to MCI WCOM warrants to purchase shares of the Common Stock of WAM!NET in the form and subject to the terms and conditions set forth herein.

     2.2.   Terms.
            -----

     (a) Upon the Initial Disbursement, WAM!NET shall issue to MCI WCOM Common Stock Purchase Warrants (the "Initial Warrants") entitling MCI WCOM to purchase in whole or in part One Hundred Fifty Thousand (150,000) shares of WAM!NET's authorized and unissued Common Stock, par value $.01 per share ("Common Stock") for an exercise price of One Cent ($.01) after April 30, 1999 and until April 30, 2004 subject to the additional terms and conditions as set forth in the Warrants.

     (b) WAM!NET shall issue to MCI WCOM Common Stock Purchase Warrants (the "Future Warrants" and, together with the Initial Warrants, the "Warrants") entitling MCI WCOM to purchase Common Stock in addition to that referenced in
Section 2.02 (a) and not to exceed an additional Two Hundred Thousand (200,000) shares of Common Stock according to the formula set forth below for an exercise price of One Cent ($.01), after April 30, 1999 and until April 30, 2004 subject to the additional terms and conditions as set forth in the Warrants. Prior to requesting any Future Disbursement, WAM!NET shall use its reasonable efforts to obtain a written opinion from an Independent Financial Advisor (as such term is defined in the Indenture pursuant to Section 10.14 thereof) stating that the terms of the issuance of the Warrants (as defined herein) including the Section 2.02 and 2.03 transactions, together with the other transactions contemplated under this Agreement, are fair to WAM!NET from a financial point of view ("Fairness Opinion"). If, notwithstanding its reasonable efforts to do so, WAM!NET is unable to obtain a response to its request for a Fairness Opinion within the time set forth for the Future Disbursement, MCI WCOM shall fund the Future Disbursement based upon WAM!NET's covenant that it will diligently pursue in good faith the issuance of the Fairness Opinion. Upon receipt of a Fairness Opinion and if supported by the Fairness Opinion, WAM!NET will issue Warrants to MCI WCOM for an aggregate number of shares of Common Stock equal to the product of (x) 200,000 and (y) a fraction, the numerator of which is the amount of such Future Disbursement and the denominator of which is $15,000,000.

     (c) In the event the Independent Financial Advisor cannot issue a Fairness Opinion on the transaction set forth in Section 2.02 (a), then the Warrants shall be promptly returned by MCI WCOM to WAM!NET and replaced with Warrants in such number as are supported by the Fairness Opinion rendered by the Independent Financial Advisor. In the event the Independent Financial Advisor cannot issue a Fairness Opinion on the proposed transaction set forth in Section 2.02(b), then the Warrants contemplated thereby shall not be issued but WAM!NET shall instead issue Warrants in such number as are supported by the Fairness Opinion rendered by the Independent Financial Advisor.

     2.3.   Form of the Warrants. The Initial Warrants for the Initial
            --------------------
Disbursement will be issued in the form attached to this Agreement as Exhibit 3. The Future Warrants for the Future Disbursements will be issued in a form substantially similar to the form attached to this Agreement as Exhibit 3, modified to reflect the correct number of warrants according to the formula set forth in Section 2.02 (b).

III. REPRESENTATIONS, WARRANTIES AND COVENANTS OF WAM!NET

     3.1. WAM!NET hereby represents, warrants and covenants to MCI WCOM that, as of the date hereof and as of the Closing as provided herein:

     (a) Corporate Organization and Power; Qualification. WAM!NET is duly organized, validly existing and in good standing as a corporation under the laws of its state of incorporation, has all corporate power and authority to own its properties and to carry on its businesses as now being and hereafter proposed to be conducted and is duly qualified and in good standing as a foreign corporation, and is authorized to do business, in all jurisdictions in which the character of its properties or the nature of its businesses requires such qualification or authorization, except for qualifications and authorizations the lack of which, singly or in the aggregate, has not had and will not have a materially adverse effect on WAM!NET.

     (b) Subsidiaries. Except as set forth on Schedule 1 hereto, WAM!NET does not own, directly or indirectly, any capital stock or other equity securities of any corporation nor does WAM!NET have any direct or indirect ownership interest, including interests in partnerships and joint ventures, in any other entity or business.

     (c) Authorization; Enforceability. WAM!NET has the power, and has taken, or will take prior to closing, all necessary action (including any necessary stockholder action) to authorize it, to execute, deliver and perform in accordance with their respective terms this Agreement, the Subordinated Note in the form appended to this Agreement as Exhibit 2, and the Warrants in the form appended to this Agreement as Exhibit 3. This Agreement has been, and the Subordinated Note and Warrant contemplated hereby to which WAM!NET is a party, when delivered to MCI WCOM will have been duly executed and delivered by WAM!NET, and are, or when so delivered will be, legal, valid and binding obligations of WAM!NET, enforceable against WAM!NET in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally.

     (d) No Violations; Consent. The execution, delivery and performance in accordance with their respective terms by WAM!NET of this Agreement and of the Note and Warrants, do not and will not as of closing or thereafter (i) require any governmental approval or any other consent or approval, including any consent or approval of the stockholders of WAM!NET, other than governmental approvals and other consents and approvals that have been obtained, are final and not subject to review on appeal or to collateral attack, are in full force and effect, or (ii) violate, conflict with, result in a breach of, constitute a default under, or result in or require the creation of any lien upon any assets of WAM!NET under, any material contract to which WAM!NET is a party or by which WAM!NET or any of its properties may be bound.

     (e) Litigation. There are not, in any court or before any arbitrator of any kind or before or by any governmental or non-governmental body, any actions, suits or proceedings pending or, to the knowledge of WAM!NET, threatened against or in any other way relating to or affecting (i) WAM!NET, or (ii) any of its businesses or properties, except for such actions, suits or proceedings which, singularly or in the aggregate, have not had and will not have a material adverse affect upon WAM!NET.

     (f) Taxes. WAM!NET has filed (or obtained extensions of the time by which it is required to file) all United States federal, state and local income tax returns and all other material tax returns required to be filed by it and has paid all taxes shown due on the returns so filed as well as the other taxes, assessments and governmental charges which have become due, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. WAM!NET will continue to make all such filings in a timely manner and pay all such taxes, assessments and other governmental charges required of it.

     (g)    Capitalization.

               (i) As of the date hereof, the authorized capital stock of WAM!NET consists of 500,000,000 shares, the designations and classes of which are shown on Schedule 2 to this Agreement. WAM!NET does not hold any of its shares in treasury.

               (ii) As of the date hereof, 9,288,194 Common Shares are issued and outstanding and have been validly issued and are fully paid and nonassessable and are not subject to preemptive rights.

               (iii) Except as contemplated by this Agreement and as disclosed on Schedule 2 to this Agreement, there are no outstanding subscriptions, options, warrants or other rights of any kind to acquire any additional shares of capital stock of WAM!NET, or other instruments or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is WAM!NET committed to issue any such option, warrant, right, or security, or any other instrument convertible into a security.

               (iv) Except as expressly provided for in this Agreement or depicted on Schedule 2 to this Agreement, there are no agreements relating to voting, purchase or sale of capital stock between WAM!NET and any of its stockholders or affiliates, and to the best of WAM!NET's knowledge, among any of its stockholders.

     (h)    Financial Statements; Information.

               (i) WAM!NET has delivered to MCI WCOM copies of its financial statements (including balance sheets, income statements, changes in stockholders equity and statements of cash flow) for the period from inception, September, 1994, through year end December, 1997, and for the ten month period ended October 31, 1998. Such financial statements (x) fairly present the financial condition, assets and liabilities of WAM!NET at their respective dates and the results of its operations and changes in its cash flows for the periods covered thereby, (y) were prepared in accordance with generally accepted accounting principles except as may be noted therein, and (z) were prepared from the books and records of WAM!NET, which books and records are complete and correct and fairly reflect all material transactions of WAM!NET's business.

               (ii) Within 30 days following the end of each of its first three fiscal quarters and within 75 days following the end of its fourth fiscal quarter during the term of the Subordinated Note, WAM!NET will furnish MCI WCOM with a copy of its financial statements, (including balance sheets, income statements, changes in stockholders equity and statements of cash flow) for each of such quarters and fiscal year, respectively. In addition, WAM!NET will furnish MCI WCOM with such additional financial and business information, including monthly or other periodic financial statements as WAM!NET may prepare from time to time, upon the reasonable request of MCI WCOM.

     (i) Access. WAM!NET has provided MCI WCOM access to full and complete information regarding WAM!NET and shall continue to provide such information as MCI WCOM may reasonably request throughout the term of the Subordinated Note.

IV.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF MCI WCOM

     4.1.   MCI WCOM hereby represents, warrants and covenants to WAM!NET that:

     (a) MCI WCOM has been given access to full and complete information regarding WAM!NET and has utilized such access to its satisfaction for the purpose of obtaining information MCI WCOM desires or deems relevant to the decision to purchase the Subordinated Note and obtain the Warrants; and particularly, MCI WCOM has had the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of the Note and to obtain any additional information MCI WCOM desires or deems relevant; and

     (b) MCI WCOM is aware that the Company is a development stage company; that the success of the Company is dependent upon the Company's ability to secure appropriate employees, switching equipment, telephone carriage, integrating software; also upon the Company's ability to provide adequate installation and maintenance services; and upon the Company's ability to successfully market its data transportation technology and services to appropriate customers; and upon the Company's ability to obtain adequate financing, to finance its development and operations; and that the Company can give no assurances that it will be able to successfully obtain, provide or accomplish any such matters.

     (c) MCI WCOM has obtained, to the extent it has deemed necessary, professional advice with respect to the risks inherent in the investment in the Subordinated Note and the Warrant.

     (d) MCI WCOM, being a corporation with total assets in excess of $5,000,000 that was not formed for the purpose of acquiring the Subordinated Note and the Warrants, is an "accredited investor" within the meaning of Rule 501(a) of the General Rules and Regulations under the Securities Act of 1933.

     (e) MCI WCOM will not use its representation on WAM!NET's board of directors to cause WAM!NET to amend, waive or fail to enforce any provision of this Agreement; provided however, that this covenant shall not be deemed to
                ----------------
require any current or future director of WAM!NET to take or refrain from taking any action which such director reasonably believes, in the exercise of reasonable business judgment, to be in the best interests of WAM!NET or its shareholders in light of the circumstances then prevailing; and provided further
                                                            --------------------
that this covenant is intended to be for the express benefit of the members, from time to time, of WAM!NET's board of directors who are not affiliated with MCI WCOM or its affiliates.

V.   LICENSES AND ACCESS TO TECHNOLOGY

     5.1 Access to Technology. WAM!NET desires MCI WCOM to use certain of its
         --------------------
technology, products and services, both for MCI WCOM's own use and as part of suites of solutions MCI WCOM sells to its customers. As such, MCI WCOM would have to integrate certain of WAM!NET's technologies, products and services into MCI WCOM's infrastructure and product/service suites. During the term of the Subordinated Note and thereafter until such time as an initial public offering ("IPO") of the WAM!NET stock is prepared at the request of WAM!NET, WAM!NET hereby agrees that it will make available for such purposes to MCI WCOM technology developed by WAM!NET on terms mutually acceptable to MCI WCOM and WAM!NET subject to the provisions of Section 5.02. WAM!NET can condition such access upon the execution of an appropriate license or other agreement so long as the terms and conditions of the agreement are at least as favorable as any WAM!NET provides or may provide to any other customer or partner as set forth below. Upon the payment of the Subordinated Note or its conversion to Stock as provided herein, WAM!NET shall continue to make available to MCI WCOM technology previously made available to MCI WCOM in accordance with the terms of any then existing applicable license or other agreement, but shall have no obligation to make available new technology developed after an IPO.

      5.2.  Most Favored Customer and/or Partner Terms. WAM!NET agrees that
            ------------------------------------------
during the term set forth in Section 5.01, any technology it provides or makes available to MCI WCOM pursuant to Section 5.01 shall be furnished on the terms and conditions (including, without limitation, pricing, access, and all other material terms and conditions) that are at least as favorable, when viewed in their entirety with respect to any particular agreement, as WAM!NET provides or may in the future have provided to any other person or entity not affiliated with WAM!NET or MCI WCOM.

      5.3.  Participation in Investor Partnering Discussions. During the term of
            ------------------------------------------------
the Subordinated Note and thereafter until paid or converted to Stock as provided herein, WAM!NET hereby agrees that MCI WCOM shall be given the opportunity to participate in any negotiation with any person or entity concerning an equity investment in WAM!NET by such person or entity.

      5.4.  No Violations. Notwithstanding anything to the contrary contained
            -------------
herein, (a) in no event shall WAM!NET be obligated to enter into any agreement, arrangement or understanding contemplated by this Section 5 on terms that would violate or cause a default under the Indenture and (b) in the event that this
Section 5 would require WAM!NET to enter into any agreement, arrangement or understanding on terms that would violate or cause a default under any of its other material obligations existing as of the date hereof, MCI WCOM and WAM!NET agree to each use their respective good faith efforts in order to provide MCI WCOM with the benefits of this Section 5 without violating or causing a default under any such other material obligation. WAM!NET represents that as of the date hereof it has not identified any such material obligation that will be violated or as to which a default would occur by virtue of the rights granted to MCI WCOM in Section 5 of this agreement.

VI.  CLOSING

     6.1.   Closing. Closing of the transactions contemplated by this Agreement
            -------
("the Closing") shall occur at the offices of WAM!NET, at 9:00 A.M., local Minneapolis time, on or before January 12, 1999, or at such other time and place as may be agreed by WAM!NET and MCI WCOM.

     6.2.   Conditions to Closing. The Closing shall be conditioned upon
            ---------------------
satisfaction of all of the following requirements;

     (a) The approval of this Agreement by WAM!NET's Board of Directors and by MCI WCOM;

     (b) The due authorization and approval by WAM!NET's Board of Directors of the Subordinated Note and the Warrants;

     (c) Any necessary corporate filings by WAM!NET to validly authorize the Subordinated Note and the Warrants;

       (d) Such certificates, dated as of the Closing, from officers of WAM!NET as MCI WCOM may reasonably request relating to the representations, warranties and covenants given by WAM!NET herein or to the satisfaction of these conditions of closing;

       (e) The opinion of WAM!NET counsel addressed to MCI WCOM in form and substance attached as Exhibit 4 to this Agreement.

       6.3.   Payment and Delivery. At Closing, WAM!NET shall deliver the
              --------------------
Subordinated Note and the Initial Warrants to purchase 150,000 shares of Common Stock to MCI WCOM against MCI WCOM's payment of the Initial Disbursement by wire transfer of immediately available funds to a depositary account specified by WAM!NET.

VII.   TERMINATION

       7.1.   Termination. Either party may terminate this Agreement prior to
              -----------
Closing upon any failure, including its own failure, to satisfy any of the Conditions to Closing set forth in Section 6.02 hereof.

       7.2.   Consequences of Termination. Neither party shall be liable to the
              ---------------------------
other upon any termination in accordance with Section 7.01 hereof.

VIII.  MISCELLANEOUS
       -------------

       8.1.   Amendments, Waivers and Consents. No provision in this Agreement
              --------------------------------
may be altered or amended, and compliance with any covenant or provision set forth herein may not be omitted or waived, except by an instrument in writing duly executed by MCI WCOM and WAM!NET. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

       8.2.   Notices. All notices required or permitted by this Agreement shall
              -------
be in writing, and shall be hand delivered, sent by facsimile or sent by nationally recognized overnight delivery service or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

       (a)    If to MCI WCOM:

                  MCI WORLDCOM, Inc.
                  515 E. Amite
                  Jackson, Mississippi 39201
                  Attention: Susan Mayer
                  Senior Vice President

                  Telephone: (202) 887-2202
                  Telecopy:  (202) 887-3226
              with a copy to:

                  MCI WORLDCOM, Inc.
                  515 E. Amite
                  Jackson, Mississippi 39201
                  Attention: Michael Salsbury
                             General Counsel

                  Telephone: (601) 360-8977
                  Telecopy:  (601) 360-8282

       (b)    If to the WAM!NET:

                  WAM!NET, Inc.
                  6100 West 110/th/ Street
                  Minneapolis, Minnesota  55438
                  Attention: Edward J. Driscoll, III
                             President and CEO

                  Telephone: (612) 886-5146
                  Telecopy:  (612) 887-2165

              with a copy to:

                  Lisa A. Gray
                  General Counsel
                  WAM!NET, Inc.
                  6100 West 110/th/ Street
                  Minneapolis, Minnesota  55438

                  Telephone: (612) 886-5091
                  Telecopy:  (612) 886-5176

or to such other person or address as any party hereto shall specify by notice in writing to the other parties. All such notices and other communications shall be effective when received.

       8.3.   Binding Effect; Assignment. This Agreement shall be binding upon
              --------------------------
and inure to the benefit of the WAM!NET and MCI WCOM. No assignment of rights or delegation of duties arising under this Agreement may be made by any party hereto without the prior written consent of the other parties.

       8.4.   Third-Party Beneficiaries. Except as set forth in Section 4.01(e),
              -------------------------
this Agreement is for the sole benefit of the parties hereto and their permitted assigns and, except as expressly set forth in Section 3.02(b) herein relating to the right to petition for a valuation, nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

       8.5.   Entire Agreement; Sayings. This Agreement, the Subordinated Note
              -------------------------
and the Warrants constitute the entire agreement between the parties hereto with respect to the subject matter contained herein and therein and supersedes all other prior understandings or agreements, both written and oral, between the parties with respect to the matters contained herein and therein.

       8.6.   Severability. The provisions of this Agreement are severable and,
              ------------
in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

       8.7.   Governing Law. This Agreement shall be governed by, and construed
              -------------
in accordance with, the law of the State of Minnesota without regard to its principles of conflicts of laws.

       8.8.   Headings. Article, section and subsection headings in this
              --------
Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

       8.9.   Counterparts. This Agreement may be executed in two or more
              ------------
counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart by original or facsimile signature.

       8.10.  Expenses. Each of the parties hereto shall pay the fees and
              --------
expenses of its respective counsel, accountants and other experts (including any broker, finder, advisor or intermediary) and shall pay all other expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

                              "WAM!NET"

                              WAM!NET, Inc.

                              By: /s/ Bradley E. Sparks
                                  ----------------------------------
                                  Bradley E. Sparks
                                  Its:  Chief Financial Officer

                              "MCI WCOM"

                              MCI W0RLDCOM, Inc.

                              By: /s/ Susan Mayer
                                  ----------------------------------
                                  Susan Mayer
                                  Its:  Senior Vice President